Exhibit 10.5

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT FOR
TERRANCE PARADIE, BERNT IVERSEN, ROBERT HENDERSON, PETER PALMER,
JAMES SKULINA AND JORGE VALLADARES

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of October __, 2015 is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and [EXECUTIVE NAME] (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to the Employment Agreement, dated as of [DATE OF EMPLOYMENT AGREEMENT AND AMENDMENTS, IF APPLICABLE] (the “Employment Agreement”) setting forth certain terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Amendments.

a.
The penultimate sentence of Section 5(b) is deleted and replaced with the following: “In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period.”

b.
Section 6(a) is amended to insert after the first sentence: “The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law.

c.	Delete Section 6(b) in its entirety and replace it with the following:
“(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:

(i) 1.0 times his Annual Base Salary, and
(ii) 1.0 times the greater of (A) the total of all bonuses paid (or payable) to executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.
(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverage as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.

The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments of the 12 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.”

d.
Delete the last sentence of Section 6(d) and replace it with the following: “Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursement or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations, or (iii) benefits described in Treasury Regulations Section 1.409A-1(v)(9)(v) (e.g., health care benefits).

2.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
3.    Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
4.    Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and unmodified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By: ________________________________
Name: W. Nicholas Howley
Title: Chief Executive Officer

EXECUTIVE

____________________________________
[EXECUTIVE NAME]